Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (the “Amendment”), dated as of the 7th day of August, 2009, is made by and between Cambium-Voyager Holdings, Inc. (the “Corporation”), Voyager Learning Company (“Voyager”) and Ron Klausner (the “Executive”).
WITNESSETH THAT:
WHEREAS, Voyager and the Executive are parties to an Employment Agreement, originally dated as of May 7, 2007, and as amended and restated as of April 9, 2009 (as amended, the “Employment Agreement”); and
WHEREAS, Voyager has entered into that certain Agreement and Plan of Mergers, by and among Voyager, the Corporation, Vowel Acquisition Corp., VSS-Consonant Holdings II Corp., Consonant Acquisition Corp., and certain other entities signatory thereto (the “Merger Agreement”); and
WHEREAS, in connection with the Mergers (as defined in the Merger Agreement), Voyager shall become a wholly owned subsidiary of the Corporation; and
WHEREAS, subject to and contingent upon the consummation of the Mergers, the Corporation and the Executive mutually desire the Executive to serve as the Chief Executive Officer of the Corporation, pursuant to the terms of the Employment Agreement, as amended hereby; and
WHEREAS, as provided in the Merger Agreement, certain amounts shall be deposited into the Voyager Learning Company Executive and Deferred Benefit Trust (the “Rabbi Trust”) for the benefit of the Executive, all of which amounts shall be paid from the Rabbi Trust to the Executive solely to the extent provided for hereunder; and
WHEREAS, subject to and contingent upon the consummation of the Mergers, in order to facilitate the foregoing, the Corporation, Voyager and the Executive desire to amend the Employment Agreement in certain respects on the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the Corporation, Voyager and the Executive hereby agree as follows:
1. Sections 2 through and including Section 9 of this Amendment are subject to and contingent upon the consummation of the Mergers, and such sections shall become effective only as of the Effective Time (as defined in the Merger Agreement). If the Merger Agreement is terminated for any reason, then this Amendment shall be void ab initio.
2. At the Effective Time, Voyager hereby transfers and assigns the Employment Agreement, as amended hereby, and all liabilities and obligations thereunder (excluding the payment obligations referenced in Section 4 and Section 8 below which shall be retained by the Rabbi Trust and Voyager as provided in such sections), to the Corporation, the Corporation hereby acknowledges and accepts such transfer and assignment, and the Executive hereby consents to such transfer and assignment. All references to the “Company” set forth in the Employment Agreement shall mean the Corporation. Capitalized terms used in this Amendment but not defined herein shall have the meanings set forth in the Employment Agreement.
3. During the Executive’s employment with Corporation from and after the Effective Time, pursuant to the Employment Agreement as amended hereby, the Executive shall serve the Corporation as its Chief Executive Officer, and shall report directly to the Board of Directors of the Corporation (the “Board”) and, if any, to the non-executive chairman of the Board. At the Effective Time, the Executive shall be elected to serve as a member of the Board. Following the Effective Time and so long as the Executive remains employed by the Corporation as Chief Executive Officer, the Executive shall be nominated by the Corporation for election to the Board in accordance with the Corporation’s governance policies and applicable law; provided, that, Executive’s continuing service as a member of the Board shall remain subject to election by the Corporation’s stockholders in accordance with the Corporation’s governance policies and applicable law. In the event the Executive’s employment with the Corporation shall terminate for any reason whatsoever (including without limitation, at the End Date, as defined below), the Executive agrees that he shall immediately resign his position as a member of the Board, and each other position that he then holds with the Corporation or any of its affiliates. If the Executive shall fail to so resign, then such failure shall constitute Cause, and the Board shall thereupon have the right to remove the Executive from all such positions without further action, deed or notice.
4. Notwithstanding Sections 2(b) and 2(c) of the Employment Agreement, with respect to calendar year 2010 and subsequent years during which the Executive remains employed and eligible for a bonus, his bonus range shall be 0% to a maximum of 140% of Base Salary, with a target level of 70% of Base Salary, and all determinations relating to the Executive’s annual bonus opportunities and payments within such range shall be made by the Compensation Committee of the Board (the “Committee”) in its sole and absolute discretion, including with respect to any applicable performance goals, the Board-approved budget for such year, and the Executive’s achievement of other goals set by the Committee for such year (“Post 2009 Annual Bonus”). The Executive and the Corporation acknowledge that the Executive’s regular annual bonus in respect of calendar year 2009 shall be paid by the trustee of the Rabbi Trust from the Rabbi Trust and only secondarily from Voyager if the Rabbi Trust cannot or does not pay in full (subject to the terms of the Rabbi Trust). Such payment shall be made at the same time bonuses are paid to other senior executives, but no later than March 14, 2010. In addition, if both the Effective Time occurs and the Executive remains continuously employed with the Corporation through the date which is six months immediately following the Effective Time (the “2009 Bonus Date”), then the Executive shall be paid from the Rabbi Trust, and only secondarily from Voyager if the Rabbi Trust cannot or does not pay in full (subject to the terms of the Rabbi Trust), a bonus equal to the excess of $751,906 over the amount of the regular annual bonus already paid to Executive in respect of calendar year 2009, if any, as provided in the preceding provisions of this paragraph, which excess amount shall be paid on the 2009 Bonus Date (the “2009 Bonus”); provided, however, if the Corporation terminates the Executive without Cause or in the event he resigns for Good Reason, in either case, before the 2009 Bonus Date, then, the Executive shall be entitled to payment of the 2009 Bonus upon the Release Effective Date. Notwithstanding the foregoing to the contrary, the 2009 Bonus shall be forfeited in the event the Executive’s employment is terminated by the Corporation for Cause, or in the event the Executive resigns from his employment prior to the 2009 Bonus Date other than for Good Reason (unless, following the fifth month after the Effective Time, he has complied with the requirements under Section 6 of this Amendment, except that he must remain continuously employed through such 2009 Bonus Date). The trustee of the Rabbi Trust shall be provided specific directions to pay, or not pay, the Executive, the 2009 Bonus in accordance with this paragraph.
5. (a) At the Effective Time, the Executive shall be granted an option to purchase 750,000 shares of Corporation common stock pursuant to the Corporation’s 2009 Equity Incentive Plan. The terms and conditions of such stock options shall be determined by the Committee in its sole and absolute discretion; provided, however, that such terms and conditions shall be no less favorable to the Executive than those set forth on Annex A hereto; and, provided, further, however, that such options shall vest ratably over four years beginning on the date of grant, such that the number of vested option shall equal the total number of options initially granted multiplied by a fraction, the numerator of which is the number of days employed by the Corporation since the date of grant, and the denominator of which is 1,460.

(b) With respect to the Executive’s stock appreciation right, granted as of April 24, 2007, relating to 300,000 shares of Voyager common stock (i) rights with respect to 200,000 shares shall be retained by the Executive and adjusted and converted in accordance with the terms of the Merger Agreement and (ii) rights with respect to 100,000 shares shall automatically terminate at Effective Time.
6. As provided under Section 10 of the Employment Agreement, the Executive’s employment with the Corporation is and shall remain at-will and, accordingly, the Executive may resign, and the Corporation may terminate the Executive, from his employment at any time and for any or no reason. The Executive’s rights, benefits and entitlements upon any such termination shall be as set forth in this Amendment. Notwithstanding the foregoing, the Corporation hereby agrees that in the event the Executive desires to resign from employment with the Corporation, if and only if (i) the Executive remains employed with the Corporation, in good standing, as Chief Executive Officer for a period of at least five (5) months following the Effective Time, (ii) at any time following such five (5) month period the Executive provides seven (7) months advance notice of such resignation (the “Notice Period”), and (iii) during the Notice Period, the Executive (X) assists the Board in any replacement search for his successor and in transitioning his duties to his designated successor and (Y) continues to perform his duties on behalf of the Corporation in accordance with the Employment Agreement through the last day of the Notice Period (the “End Date”), the Executive shall be entitled to receive from the Corporation (A) salary and employee benefits (including his Post-2009 Annual Bonus with respect to any calendar year that ends during the Notice Period) subject to and in accordance with the Employment Agreement and (B) the Pro Rata Bonus (as defined below). The “Pro Rata Bonus” shall be a bonus in respect of the calendar year in which the End Date occurs. The amount of the Pro Rata Bonus shall equal the amount of Post 2009 Annual Bonus that the Executive would have earned assuming that he remained employed with the Corporation for the entire calendar year, and based upon the Corporation’s actual performance as compared to any applicable performance goals pre-established by the Committee, multiplied by a fraction, the numerator of which is the number of days the Executive worked during such calendar year, and the denominator of which is equal to 365. Such Pro Rata Bonus shall be paid in accordance with the Corporation’s bonus plan, and upon the later of (x) the Release Effective Date (as defined below), and (y) at or about the same time annual bonuses are paid to other executives of the Corporation, but in no event later than March 15 of the calendar year following the year in which the End Date occurs. If the foregoing payments and benefits become payable as provided above and are so paid or provided, no additional payments and benefits shall be owed or paid under Section 7 of this Amendment, or under any severance plan, policy or arrangement of the Corporation.
7. As of the Effective Time, and except as provided in Section 8(b) below, Sections 4 and 5 of the Employment Agreement (entitled, respectively, “Severance and Change in Control Protection” and “Regular Severance Benefits”) are hereby terminated, deleted in their entirety, and replaced by the following provisions; provided, however, that the terms and conditions in Section 6 of the Employment Agreement (entitled, “Conditions to Receiving Severance Benefits”) shall remain in full force and effect and shall apply with respect to the payments discussed immediately below:
The Executive’s Entitlement to Severance Payments.
If the Executive’s employment terminates either by the Corporation without Cause or by the Executive’s resignation for Good Reason, in either case, following the Effective Time and on or prior to December 31, 2010, then the Executive shall be entitled to his Base Salary through, and at the rate in effect on, the date of termination, plus an amount equal to the greater of (x) 100% of the Executive’s then-current annualized rate of Base Salary, or (y) the Executive’s Post 2009 Annual Bonus applicable in respect of 2010, at the target level determined in accordance with Section 4 above, and calculated as if the Executive was employed for all of 2010 (and assuming that all applicable performance goals were attained at such target level). Such amount shall be paid upon the later of (x) the Release

Effective Date and (y) at or about the same time annual bonuses in respect of the calendar year in which the Executive’s termination occurs are paid to other executives of the Corporation but not later than March 15 after such calendar year.
If the Executive’s employment terminates either by the Corporation without Cause, or by the Executive’s resignation for Good Reason, in either case on or after January 1, 2011, then the Executive shall be entitled to the following:
(A) his Base Salary through, and at the rate in effect on, the date of termination, paid in accordance with the Corporation’s regular payroll schedule; and
(B) an amount equal to 100% of the Post 2009 Annual Bonus for the year in which such termination occurs, calculated as if the Executive was employed for the entire year in which such termination occurred (but subject to the Committee’s determination of Executive’s achievement of applicable performance goals for such year), multiplied by a fraction, the numerator of which is equal to the number days the Executive worked in the year of termination, and the denominator of which is equal to 365. Such amount shall be paid upon the later of (x) the Release Effective Date, and (y) at or about the same time annual bonuses in respect of such year of termination are paid to other executives of the Corporation (but no later than March 15 of the year immediately following the year in which such termination occurs); and
(C) payments that in the aggregate equal 100% of the then-current annual Base Salary (the “Aggregate Amount”), paid as follows: (i) a portion of the Aggregate Amount equal to the maximum amount that will qualify under the limitation set forth under Treasury Regulation 1.409A-1(b)(9)(iii)(A), shall be paid in equal installments ratably in the form of salary continuation payments in accordance with the Corporation’s regular payroll schedule for a period of one year commencing with the first regularly scheduled payroll date immediately following the Release Effective Date; and (ii) a portion of the Aggregate Amount equal to the excess of the Aggregate Amount over the sum of the payments described in clause (i), shall be paid in a lump sum on the 5th business day immediately following the Release Effective Date (but no later than March 15 of the year immediately following the year in which such termination occurs).
In addition, if the Executive’s employment terminates either by the Corporation without Cause or on account of Executive’s resignation for Good Reason, then the Executive will be entitled, subject to his continued payment of any required premiums, to continued participation for eighteen months in all medical, dental and vision plans which cover him (including eligible dependents) upon the same terms and conditions (except for the requirements of his continued employment) in effect for active employees of the Corporation. If Executive obtains other employment that offers substantially similar or improved benefits as to any particular medical, dental or vision plan, such continuation of coverage by the Corporation for such similar or improved benefit under such plan under this paragraph will cease. The continuation of health benefits under this subparagraph shall reduce and count against Executive’s right under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). To the extent that such post-employment coverage cannot be provided to Executive (including his eligible dependents) under any such plan at the same cost as in effect for active employees of the Corporation (either because the plan does not permit the foregoing coverage for terminated employees on such terms or such post-employment coverage would have material adverse tax consequences to the Executive) but that coverage under COBRA is available, then the Executive will be required to pay the applicable premium for such coverage under COBRA but shall be reimbursed by the Corporation each month for the amount of any monthly premium cost paid by the Executive in excess of the cost of the coverage applicable to active employees.
In the event (i) the Executive is terminated by the Corporation for Cause at anytime during his employment, or (ii) the Executive resigns other than for Good Reason (unless, following the fifth month after the Effective Time, he has complied with the requirements of Section 6 of this Amendment), then the Executive shall: (a) only be entitled to his Base Salary through the date of termination; (b) not be entitled to any further payments under his Employment Agreement or this Amendment; and (c) all outstanding vested and unvested stock options and equity compensation awards shall immediately and automatically terminate and be forfeited.
8. (a) Retention Bonus. In addition to the other payments provided for in the Employment Agreement and this Amendment, as provided for under the Rabbi Trust, if both the Effective Time occurs and the Executive remains continuously employed with the Corporation through the first anniversary of the Effective Time, then the Executive shall be paid, from the Rabbi Trust and only secondarily from Voyager if the Rabbi Trust cannot or does not pay in full (subject to the terms of the Rabbi Trust), a special payment equal to $268,538 which shall be paid on such first anniversary (the “Retention Bonus”); provided, however, if the Corporation terminates the Executive without Cause or in the event he resigns for Good Reason, in either case, before such anniversary, then, in addition to any other rights under this Amendment, the Executive shall be entitled to payment of the Retention Bonus upon the Release Effective Date. Notwithstanding the foregoing to the contrary, the Retention Bonus shall be forfeited in the event the Executive’s employment is terminated by the Corporation for Cause, or in the event the Executive resigns from his employment other than for Good Reason (unless, following the fifth month after the Effective Time, he has complied with the requirements of Section 6 of this Amendment, except that he must remain continuously employed through such first anniversary).
(b) Change of Control Bonus. In addition to the other payments provided for in the Employment Agreement and this Amendment, as provided for under Section 4(a) of the Agreement and as amended hereby, if both the Effective Time occurs and the Executive remains continuously employed with the Corporation through the date which is six months immediately following the Effective Time (the “Six Month Date”), then the Executive shall be paid, from the Rabbi Trust and only secondarily from Voyager if the Rabbi Trust cannot or does not pay in full (subject to the terms of the Rabbi Trust), a special payment equal to $805,612 which shall be paid on the Six Month Date (the “Change of Control Bonus”); provided, however, if the Corporation terminates the Executive without Cause or in the event he resigns for Good Reason, in either case, before Six Month Date, then, in addition to any other rights under this Amendment, the Executive shall be entitled to payment of the Change of Control Bonus upon the Release Effective Date. Notwithstanding the foregoing to the contrary, the Change of Control Bonus shall be forfeited in the event the Executive’s employment is terminated by the Corporation for Cause, or in the event the Executive resigns from his employment other than for Good Reason (unless, following the fifth month after the Effective Time, he has complied with the requirements of Section 6 of this Amendment, except that he must remain continuously employed through such Six Month Date). The Executive’s right to receive a tax gross-up payment as provided under Section 7 of the Employment Agreement, as amended hereby, shall not apply to, or in respect of, the Change of Control Bonus.
(c) Directions to Trustee. With respect to the payments discussed in Section 8(a) and 8(b) above, the trustee of the Rabbi Trust shall be provided specific directions to pay, or not pay, the Executive, such payments in accordance with this paragraph.

9. Notwithstanding anything in this Amendment or in the Employment Agreement to the contrary, any payments (other than regularly scheduled Base Salary or other amounts earned but not yet paid, including without limitation expense reimbursements and accrued but unused vacation pay in accordance with the Employer’s normal practices) due to the Executive following a termination of Executive’s employment (except in the case of Executive’s death or Disability), the Corporation’s obligation to make any such payment shall be conditioned upon the Executive executing and delivering to the Corporation a general release, in form annexed to the Employment Agreement as Exhibit B, and such release becoming fully effective and irrevocable under applicable law; provided, however, if Executive shall fail to deliver such release within 30 days of termination, then he shall no longer be entitled to such payments. The date on which such release becomes fully effective and irrevocable under applicable law shall be referred to as the “Release Effective Date”. This Section 9 shall be subject to the provisions of Section 12 of the Employment Agreement which remain in effect for all other purposes of this Amendment and the Employment Agreement.
10. Effective immediately following the Effective Time, other than with respect to any transactions contemplated by the Merger Agreement, Section 7 of the Employment Agreement is hereby amended and restated in its entirety and replaced with the following, with the intention that this provision shall replace and supersede the tax gross-up payment for golden parachute excise taxes under the Multi-Year Stock Option Grant dated February 4, 2004:
If any payments or benefits, whether pursuant to the terms of this Amendment, the Employment Agreement or any other plan, arrangement or agreement of the Corporation or any person affiliated with the Corporation (collectively, the “Payments”), received or to be received by the Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any similar tax that may hereafter be imposed), then the Corporation shall pay to the Executive an additional amount (the “Gross-Up Payment”). The Gross-Up Payment shall be an amount which, when combined with the net amount of the Payments retained by the Executive (after giving effect to the application of the Excise Tax and all other applicable taxes on the Payments) will result in the net amount received by the Executive equaling the net amount of the Payments the Executive would have received absent application of the Excise Tax. The process for calculation of the Excise Tax, determining the amount of any Gross-Up Payment and other procedures relating to this Section 10 are as follows:
(a) Subject to paragraph (c) below, all determinations required to be made under this provision, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the Auditor selected in accordance with paragraph (b) below. The Auditor shall provide detailed supporting calculations both to the Corporation and the Executive within thirty (30) business days after the event giving rise to the application of Section 4999 of the Internal Revenue Code or such earlier time as requested by the Corporation. If the Auditor determines that no Excise Tax is payable to the Executive, it shall furnish the Executive with a written report indicating that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Auditor shall be binding upon the Corporation and the Executive. Any Gross-Up Payment, as determined pursuant to this provision shall be paid by the Corporation to the Executive (or to the appropriate taxing authority on Executive’s behalf) when the applicable tax is due. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Auditor hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to paragraph (c) below and the Executive thereafter is required to make a payment or additional payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, but in no event later than thirty (30) days after a demand for payment by the Internal Revenue Service to the Executive. In no event shall the Gross-Up Payment or the Underpayment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.
(b) The Auditor shall be the Corporation’s then current public accounting firm. The Corporation shall be responsible for paying any applicable Auditor’s fee.
(c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive knows of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the period ending on the day prior to the day that any payment of taxes with respect to such claim is due or the thirty day period following the date on which the Executive gives such notice to the Corporation, whichever period is shorter. If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Corporation any information reasonably requested by the Corporation relating to such claim, (ii) take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, (iii) cooperate with the Corporation in good faith in order effectively to contest such claim, and (iv) permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or other related tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses or reimburse the Executive on an after tax basis for tax preparation expenses associated with the preparing; refiling; extensions; or other actions taken by the Executive’s tax preparer to comply with these instructions or the Corporation’s subsequent instructions. Any payment or reimbursement of costs and expenses shall be paid within 10 business days after they are incurred, but in any event no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the contest are remitted to the taxing authority, or where as a result of such contest no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. Any Excise Taxes or income taxes imposed as a result of such representation and payment of costs and expenses shall be reimbursed to the Executive within 10 business days after they are incurred but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. Without limitation on the foregoing provisions of this paragraph (c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall immediately distribute the amount of such payment to the Executive and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax and other related tax, including interest or penalties with respect thereto, imposed with respect to such distribution or with respect to any imputed income with respect to such distribution; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Any Excise Taxes or income taxes imposed as a result of such distribution shall be reimbursed to the Executive within 10 business days after they are incurred but in any event no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, an other issue raised by the Internal Revenue Service or any other authority.
(d) If, after the receipt by the Executive of a Gross-Up Payment for any reason, including but not limited to a distribution by the Corporation pursuant to paragraph (c) above, the Executive becomes entitled to receive any refund with respect to any such payment, the Executive shall (subject to the Corporation’s complying with its obligations under paragraph (c)), promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
11. Section 9 of the Employment Agreement is clarified such that any set off described in clause (ii) of the last sentence thereof shall only be made against amounts that are not subject to Section 409A of the Internal Revenue Code unless such set off would not result in accelerated or additional taxes under said Section 409A.
12. The parties hereto shall, simultaneously with the execution of this Amendment, execute the Amendment to Employee Invention, Assignment, Confidentiality and Restrictive Covenant Agreement, by and between Voyager (formerly known as ProQuest Company) and the Executive, dated as of April 2, 2003, in the form set forth as Annex B hereto.
13. Except as expressly modified herein, the Employment Agreement shall otherwise remain in full force and effect, and is hereby ratified by the Corporation and Voyager.
14. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument.
15. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have signed this Amendment to Employment Agreement as of the day and year set forth above.

VOYAGER LEARNING COMPANY
By:	/s/ Todd W. Buchardt
	Name:	Todd W. Buchardt
	Title:	Senior Vice President, General Counsel and Secretary

CAMBIUM-VOYAGER HOLDINGS, INC.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

/s/ Ron Klausner
RON KLAUSNER

ANNEX A
AMENDMENT TO RON KLAUSNER EMPLOYMENT AGREEMENT
TERMS AND CONDITIONS OF OPTION GRANTS AS REFERENCED IN SECTION 5 OF THE
AMENDMENT

ANNEX B
AMENDMENT TO EMPLOYEE INVENTION, ASSIGNMENT, CONFIDENTIALITY AND
RESTRICTIVE COVENANT AGREEMENT
This Amendment to Employee Invention, Assignment, Confidentiality and Restrictive Covenant Agreement (the “Amendment”), dated as of the 7th day of August, 2009, is made by and between Cambium-Voyager Holdings, Inc. (the “Corporation”), Voyager Learning Company, formerly known as ProQuest Company (“Voyager”) and Ron Klausner (the “Executive”).
WITNESSETH THAT:
WHEREAS, Voyager and the Executive are parties to that certain Employee Invention, Assignment, Confidentiality and Restrictive Covenant Agreement dated as of April 2, 2003 (the “Inventions Agreement”); and
WHEREAS, Voyager has entered into that certain Agreement and Plan of Mergers, by and among Voyager, the Corporation, Vowel Acquisition Corp., VSS-Consonant Holdings II Corp., Consonant Acquisition Corp., and certain other entities signatories thereto (the “Merger Agreement”); and
WHEREAS, in connection with the Mergers (as defined in the Merger Agreement), Voyager shall become a wholly owned subsidiary of the Corporation; and
WHEREAS, subject to and contingent upon the consummation of the Mergers, the Corporation, Voyager and the Executive desire to amend the Inventions Agreement on the terms and conditions set forth in this Amendment.
NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration the receipt of which is hereby acknowledged, the Corporation, Voyager and the Executive hereby agree as follows:
1. Sections 2 through and including Section 5 of this Amendment are subject to and contingent upon the consummation of the Mergers, and such sections shall become effective only as of the Effective Time (as defined in the Merger Agreement). If the Merger Agreement is terminated in accordance with its terms, then this Amendment shall be void ab initio.
2. Voyager hereby transfers and assigns the Inventions Agreement, as amended hereby, and all rights thereunder, to the Corporation, the Corporation hereby acknowledges and accepts such transfer and assignment, and the Executive hereby consents to such transfer and assignment. All references to the “ProQuest” set forth in the Inventions Agreement shall mean, collectively, the Corporation and Voyager.
3. The Executive hereby confirms and agrees that no items have been, or are now required to be, listed on Exhibit A to the Inventions Agreement.
4. Section 4 of the Inventions Agreement is hereby amended to provide that each and every reference to a “twelve (12) month” period set forth in Section 4 of the Inventions Agreement, including such references in Sections 4.1, 4.2, 4.3 and 4.6, shall be replaced with a reference to a “twenty-four (24) month” period.
5. Section 5.7 of the Inventions Agreement is hereby amended to provide that the reference to “Michigan” shall be replaced with a reference to “New York.”

6. Except as expressly modified herein, the Inventions Agreement shall otherwise remain in full force and effect, and is hereby ratified by the Executive.
7. This Amendment may be executed in counterparts, each of which shall constitute an original, but both of which together shall constitute one and same instrument.
8. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Michigan, without giving effect to its principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have signed this Amendment to Employee Invention, Assignment, Confidentiality and Restrictive Covenant Agreement as of the day and year set forth above.

VOYAGER LEARNING COMPANY
By:	/s/ Todd W. Buchardt
	Name:	Todd W. Buchardt
	Title:	Senior Vice President, General Counsel and Secretary

CAMBIUM-VOYAGER HOLDINGS, INC.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	President

/s/ Ron Klausner
RON KLAUSNER